For immediate release

Investor and Media Contact:	Robert L. Saxton
Alliance Gaming
(702) 270-7600

ALLIANCE GAMING REPORTS THIRD QUARTER EARNINGS OF
$0.25 PER SHARE; RAISES FISCAL 2003 GUIDANCE TO $0.88;
PROVIDES FIRST GUIDANCE FOR FISCAL 2004

BALLY GAMING AND SYSTEMS BUSINESS UNIT REPORTS 40% INCREASE IN
OPERATING INCOME ON 50% INCREASE IN UNIT SALES

Las Vegas, Nev., April 14, 2003 - Alliance Gaming Corporation (NYSE: AGI) today announced earnings for its third fiscal quarter ending March 31, 2003. Net income (after tax) for the third quarter totaled $12.8 million, or $0.25 per diluted share, on revenues of $175.5 million. For the comparable quarter ended March 31, 2002, the Company reported net income of $15.9 million, or $0.32 per diluted share, on revenues of $155.0 million, which period included no Federal income tax expense due to the utilization of net operating loss carryforwards and other tax credits. Assuming Federal income taxes had been recognized for the quarter ended March 31, 2002, net income and EPS would have been $11.1 million or $0.22 per diluted share, respectively.

Results for the March 2003 quarter include:

•	Record consolidated revenues of $175.5 million, an increase of 13% from the $155.0 million in the prior year quarter, led by a 43% increase in revenues at the Bally Gaming and Systems business unit.

•	Record consolidated EBITDA, of $35.7 million, an increase of 9% from the $32.8 million in the prior year quarter, led by a 42% increase at Bally Gaming and Systems.

•	Consolidated operating income of $25.3 million, an increase of 2% from the $24.7 million in the prior year quarter.

•	Net income (after tax) of $0.25 per diluted share, an increase of 14% compared to the prior year quarter after-tax earnings of $0.22 per diluted share.

Fiscal Year 2003 Guidance Update:

•	For the fiscal year ending June 30, 2003, the Company is raising its guidance for net income per diluted share to at least $0.88.

Fiscal Year 2004 Guidance:

•	For fiscal 2004, the Company expects net income per diluted share of at least $1.08 on 50.5 million shares outstanding on a fully taxed basis.

Cash and Capital Expenditures:

•	As of March 31, 2003, the Company’s cash and cash equivalents totaled $65.8 million, which included approximately $21.2 million held for operational purposes in vaults, cages and change banks and $9.5 million held in jackpot reserve accounts.

•	For the quarter ended March 31, 2003, consolidated capital expenditures, including costs to produce proprietary games, totaled $9.5 million as compared to $10.6 million for the prior year quarter. The current period capital expenditures were driven by the continued deployment of wide-area progressive and daily-fee games, and the remodeling costs incurred at the Rainbow Casino.

Other financial highlights:

•	Consolidated net interest expense for the current quarter totaled $6.0 million compared to $6.5 million in the prior year period, resulting from lower interest rates on the Company’s term loan facility.

•	As was previously disclosed, beginning July 1, 2002, the Company began recognizing Federal income tax expense based on 35% of pre-tax domestic income. Consistent with the prior year, the Company recorded state income taxes at a rate of approximately 2% of domestic income, and there was no tax effect from the results of Bally Wulff in Germany.

The Company will hold its conference call on Tuesday, April 15th at 10 a.m. PDT (1 p.m. EDT). Participants may access the call by dialing (719) 457-2667. The Company will also broadcast the conference call over the Internet. Interested parties are asked to log on to the call at www.alliancegaming.com using the Investor Relations tab 10 minutes prior to the start of the call.

******

Supplemental Business Unit Detail

Bally Gaming and Systems Revenues Increase 43%, Operating Income Increases 40%

The following chart summarizes the financial information for the Bally Gaming and Systems business unit (Dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Revenues
Game sales	$46.7	$24.5	$131.0	$72.4
System sales	21.6	19.1	60.0	44.0
Gaming operations	14.0	14.1	41.5	38.4

Total revenues	$82.3	$57.7	$232.5	$154.8
Gross Margin %	58%	58%	57%	57%
Operating Income	$19.1	$13.6	$56.0	$33.6
Add back:
Depreciation & amortization	4.3	2.8	11.4	7.1

EBITDA	$23.4	$16.4	$67.4	$40.7
EBITDA Margin	28%	28%	29%	26%
New gaming devices sold	4,550	3,025	13,980	8,770
Game monitoring units sold	10,075	13,675	25,110	31,250
End of period installed base of WAP and daily-fee games	4,050	3,740	4,050	3,740
Average installed base of WAP and daily-fee games	3,980	3,700	3,860	3,550

Bally Gaming and Systems business unit reported a 43% increase in revenues over the prior year’s quarter. Revenues from sales of gaming devices increased 91% over the prior year’s quarter primarily as a result of a 50% increase in the number of units sold to 4,550 games and a 16% increase in the average selling price to $8,670. The increase in the average selling price includes the positive impact from the sale of 160 Monte Carlo premium-priced units. Bally Systems revenues increased 13% over the prior year quarter representing a 26% decrease in game monitoring units shipped, offset by a 39% increase in the average selling price per unit driven by the larger proportion of player tracking and promotion software revenues. Bally Systems recurring hardware and software revenues increased 146% to $4.5 million compared to the prior year quarter resulting from the larger base of installed systems. Gaming Operations revenues decreased 1% over the prior year’s quarter as a result of a decrease in the average revenue per unit offset by a 8% increase in the average installed base of wide-area progressive (WAP) and daily-fee games deployed, which now total 1,720 and 2,330, respectively. During the quarter we deployed an additional 790 WAP and daily-fee games, and had returns totaling 670 games, resulting in a net increase in the installed base of 120 games on a sequential basis as of

March 31, 2003 compared to December 31, 2002. The current quarter placements included the initial roll out of the Company’s latest WAP offering, “Cash for Life,” which went live in Nevada on March 24, 2003, with 130 units installed by quarter end.

The Bally Gaming and Systems EBITDA improved 42% to $23.4 million, compared to $16.4 million in the prior year quarter. Operating income improved 40% to $19.1 million. The combined gross margin percentage remained unchanged at 58%.

On April 9, 2003, the Company completed the acquisition of Micro Clever Consulting (MCC), a leading international casino management systems company based in France. MCC has a presence in 75 European casinos and adds approximately 8,000 units to the roughly 225,000 unit count for Bally Systems.

Route Operations Revenues Decrease 5%, Operating Income Decreases 66%

The following chart summarizes the combined financial information for the Nevada route operations and the Louisiana-based Video Services, Inc. operations (Dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Revenues
Nevada	$50.9	$53.6	$151.7	$156.1
Louisiana	3.9	4.2	11.2	11.2

Total revenues	$54.8	$57.8	$162.9	$167.3
Operating Income
Nevada	$1.0	$3.9	$5.2	$10.2
Louisiana	0.6	0.7	1.5	1.6

Total operating income	$1.6	$4.6	$6.7	$11.8
Add back: Depreciation & Amortization
Nevada	$3.8	$2.9	$10.3	$8.7
Louisiana	—	0.1	0.1	0.3

Total depreciation & amortization	$3.8	$3.0	$10.4	$9.0
EBITDA
Nevada	$4.8	$6.8	$15.5	$18.9
Louisiana	0.6	0.8	1.6	1.9

Total EBITDA	$5.4	$7.6	$17.1	$20.8
EBITDA Margin
Nevada	9%	13%	10%	12%
Louisiana	15%	19%	14%	17%
Average Number of Gaming Devices
Nevada	7,985	8,240	8,155	8,260
Louisiana	725	730	715	690

Total Gaming Devices	8,710	8,970	8,870	8,950

For the Nevada route operations, revenue decreased 5% and EBITDA decreased 30% compared to prior year quarter. The average number of games deployed decreased 3% over the prior year quarter and the average net win per day per gaming machine decreased to $69.00 from $70.50. During the quarter an additional 8 former Raley’s locations that had closed in the December 2002 quarter, were re-opened as Food-4-Less locations. However, play at those locations is currently lower than the historical norms as the Food-4-Less stores build their customer base. We have completed the acquisition of the remaining economic interest in the route contract for the Longs Drug Stores as well as an extension in that contract for an additional five years through 2012. Longs will be opening an additional two locations in Southern Nevada in the coming months. At March 31, 2003, the Gamblers Bonus product was available at 415 locations and was installed in over 4,160 gaming machines or 52% of the Nevada route’s total installed base of gaming machines.

The decrease in revenues at VSI is due to a 1% decrease in the number of units deployed and a decrease in net win per day per gaming machine to $60.50 from $63.40 in the prior year quarter.

Casino Operations Revenues Increase 2%, Operating Income Decreases 4%

The following chart summarizes combined financial information for the Rainbow Casino in Vicksburg, Mississippi, and the Rail City Casino in Sparks, Nevada (Dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Revenues
Rainbow Casino	$13.9	$13.9	$38.1	$39.8
Rail City Casino	5.5	5.1	15.8	15.0

Total revenues	$19.4	$19.0	$53.9	$54.8
Operating Income
Rainbow Casino	$4.9	$5.2	$11.4	$13.9
Rail City Casino	1.3	1.2	3.6	3.7

Total operating income	$6.2	$6.4	$15.0	$17.6
Add back: Depreciation & Amortization
Rainbow Casino	$0.5	$0.4	$1.6	$1.1
Rail City Casino	0.4	0.2	0.8	0.4

Total depreciation & amortization	$0.9	$0.6	$2.4	$1.5
EBITDA
Rainbow Casino	$5.4	$5.6	$13.0	$15.0
Rail City Casino	1.7	1.4	4.4	4.1

Total EBITDA	$7.1	$7.0	$17.4	$19.1
EBITDA Margin
Rainbow Casino	39%	40%	34%	38%
Rail City Casino	30%	28%	28%	28%

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Average Number of Gaming Devices
Rainbow Casino	950	975	940	945
Rail City Casino	560	530	550	525

Total Gaming Devices	1,510	1,505	1,490	1,470
Avg. Number of Table Games	24	24	24	24

For the quarter, the combined casino operations business unit reported a 2% increase in revenues and a 1% increase in EBITDA. Rail City reported an 8% increase in revenues driven by a 6% increase in the average number of games and a slight increase in slot win. EBITDA at Rail City increased 17% to $1.7 million.

Revenues at the Rainbow Casino were flat compared with the same quarter in fiscal 2002, which reverses several consecutive quarters of declines and is a direct result of the recently completed interior remodeling projects and increases in promotional programs. The Vicksburg gaming market declined approximately 2% in the March 2003 quarter compared to the prior year quarter. Rainbow’s EBITDA decreased 3% to $5.4 million compared to the prior year quarter. Having completed the interior remodeling project late in the December 2002 quarter, we began the external remodeling project in January which is expected to be completed later this month.

Wall Machines & Amusement Games Revenues Decrease 8%, Operating Income Decreases 38%

The following chart summarizes the financial results for the Wall Machines and Amusement Games (Bally Wulff) business unit, which is based in Germany (Dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Revenues	$19.0	$20.5	$46.4	$58.7
Gross Margin	50%	53%	45%	49%
Operating Income	$2.0	$3.2	$0.8	$6.3
Add back:
Depreciation & amortization	0.8	1.3	1.4	3.9

EBITDA	$2.8	$4.5	$2.2	$10.2
EBITDA Margin	15%	22%	5%	17%
Number of New Wall Machines Sold	2,375	2,320	4,845	8,130
Number of New Wall Machines Leased	1,630	1,760	3,950	4,370
Installed Base of Leased Machines	6,860	7,620	6,860	7,620

Wall Machines and Amusement Games business unit revenues decreased 8% as a result of a 7% decrease in revenues from leased games offset by a 2% increase in new units sold and a 5% increase in average selling price. The prior year’s quarterly results included higher new units sales and the sale of conversion kits related to the transition to the euro currency, which was completed during that quarter. The wall machine market continues to be adversely impacted by the overall slowness in the German economy.

* * * * *

The disclosures herein include statements that are “forward looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby. Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company. Future operating results may be adversely affected as a result of a number of factors enumerated in the Company’s public reports and prospectuses such as the impact of competition, uncertainties concerning such matters as the Company’s high leverage, its ability to service debt, its holding company structure, its operating history and recent losses, competition, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, gaming taxes and value added taxes, change in control, and other risk factors listed from time to time in the Company’s SEC reports, including but not limited to the most recent reports on Form 10-K and 10-Q.

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nevada. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and is the nation’s largest gaming machine route operator and operates two casinos. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

(Tables Follow)

ALLIANCE GAMING CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In 000’s, except per share amounts)

	Three Months Ended March 31,
	2003	2002

Revenues:
Gaming equipment and systems	$82,341	$57,729
Wall machines and amusement games	18,974	20,531
Route operations	54,783	57,781
Casino operations	19,357	19,001

	175,455	155,042

Costs and expenses:
Cost of gaming equipment and systems	34,249	24,279
Cost of wall machines and amusement games	9,427	9,608
Cost of route operations	45,806	47,270
Cost of casino operations	8,356	8,104
Selling, general and administrative	35,356	28,779
Research and development costs	6,513	4,227
Depreciation and amortization	10,470	8,070

	150,177	130,337

Operating income	25,278	24,705
Other income (expense):
Interest income	293	282
Interest expense	(6,272)	(6,820)
Minority interest	(729)	(609)
Other, net	(217)	(757)

Income before income taxes	18,353	16,801
Income tax provision	(5,573)	(902)

Net income	$12,780	$15,899

Diluted earnings per share	$0.25	$0.32

Weighted average common and common share equivalents outstanding	50,162	49,570
Supplemental Information:
Diluted earnings per share, as reported	$0.25	$0.32
Federal income tax charge	—	(0.10	) (a)

Diluted earnings per share, as if tax effected	$0.25	$0.22

Note:
(a)	For the quarter ended March 31, 2002, the domestic earnings were offset against net operating loss carry forwards resulting in no Federal income tax expense. Had Federal income tax expense been recorded, our total tax provision would have increased $5.3 million, or $0.10 per share. The earnings for the quarter ended March 31, 2003 includes a provision for Federal income taxes.

ALLIANCE GAMING CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In 000’s, except per share data)

	Nine Months Ended March 31,
	2003	2002

Revenues:
Gaming equipment and systems	$232,507	$154,827
Wall machines and amusement games	46,440	58,654
Route operations	162,941	167,345
Casino operations	53,925	54,787

	495,813	435,613

Costs and expenses:
Cost of gaming equipment and systems	100,170	66,674
Cost of wall machines and amusement games	25,406	30,221
Cost of route operations	136,208	137,742
Cost of casino operations	24,606	24,305
Selling, general and administrative	95,896	81,869
Research and development costs	17,185	11,726
Depreciation and amortization	27,390	23,110

	426,861	375,647

Operating income	68,952	59,966
Other income (expense):
Interest income	1,026	1,046
Interest expense	(19,474)	(21,500)
Minority interest	(1,483)	(1,477)
Other, net	(20)	(769)

Income before income taxes	49,001	37,266
Income tax provision	(18,110)	(1,123)

Net income	$30,891	$36,143

Diluted earnings per share	$0.62	$0.77

Weighted average common and common share equivalents outstanding	49,581	46,904
Supplemental Information:
Diluted earnings per share, as reported	$0.62	$0.77
Federal income tax charge	—	(0.27	) (a)

Diluted earnings per share, as if tax effected	$0.62	$0.50

Note:
(a)	For the nine months ended March 31, 2002, the domestic earnings were offset against net operating loss carry forwards resulting in no Federal income tax expense. Had Federal income tax expense been recorded, our total tax provision would have increased approximately $12.9 million, or $0.27 per share for the nine month period ended March 31, 2002. The earnings for the nine month period ended March 31, 2003 includes a provision for Federal income taxes.

ALLIANCE GAMING CORPORATION

SUMMARY UNAUDITED BALANCE SHEETS

(In 000’s)

	Mar 31,	June 30,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$65,847	$62,508
Short-term investments (restricted)	854	896
Accounts and short-term notes receivable, net	123,190	96,832
Inventories, net	42,965	42,997
Deferred tax assets, net	27,606	27,605
Other current assets	15,230	13,975

Total current assets	275,692	244,813

Long-term notes receivable, net	17,506	2,389
Leased equipment, net	30,396	19,560
Property, plant and equipment, net	91,411	90,314
Goodwill, net	53,584	47,713
Intangible assets, net	41,639	32,512
Deferred tax assets, net	3,416	18,240
Other assets, net	4,057	4,339

Total assets	$517,701	$459,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,964	$15,894
Accrued liabilities	44,335	45,841
Jackpot liabilities	8,301	5,915
Current maturities of long-term debt	4,425	4,116

Total current liabilities	81,025	71,766

Long-term debt, net	345,908	338,148
Other liabilities	3,575	2,747

Total liabilities	430,508	412,661

Minority interest	1,424	1,233
Total stockholders’ equity	85,769	45,986

Total liabilities and stockholders’ equity	$517,701	$459,880

ALLIANCE GAMING CORPORATION

SUMMARY UNAUDITED STATEMENTS OF CASH FLOWS

(In 000’s)

	Nine Months Ended March 31,
	2003	2002

Cash flows from operating activities:
Net income	$30,891	$36,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,390	23,110
Provision for losses on receivables	2,157	3,266
Deferred income taxes	14,823	(215)
Other	222	684
Net change in operating assets and liabilities:
Accounts and notes receivable	(39,528)	(12,393)
Inventories	(7,192)	(18,469)
Other current assets	2,457	693
Accounts payable	10,056	(3,328)
Accrued liabilities	(176)	701

Net cash provided by operating activities	41,100	30,192
Net cash used in investing activities	(37,146)	(44,350)
Net cash provided by (used in) financing activities	(1,520)	4,493
Effect of exchange rates changes on cash	905	2,914
Cash and cash equivalents:
Increase (decrease) for period	3,339	(6,751)
Balance, beginning of period	62,508	54,845

Balance, end of period	$65,847	$48,094

ALLIANCE GAMING CORPORATION

Other Supplemental Information

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the Company’s business units are as follows (Dollars in millions):

EBITDA Summary

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Bally Gaming and Systems	$23.4	$16.4	$67.4	$40.7
Route Operations	5.4	7.6	17.1	20.8
Casino Operations	7.1	7.0	17.4	19.1
Bally Wulff	2.8	4.5	2.2	10.2
Corporate office expense	(3.0)	(2.7)	(7.8)	(7.7)

Alliance total EBITDA	$35.7	$32.8	$96.3	$83.1

Reconciliation of operating income to EBITDA (Dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Operating income	$25.3	$24.7	$69.0	$60.0
Add back:
Depreciation and amortization	10.4	8.1	27.3	23.1

EBITDA	$35.7	$32.8	$96.3	$83.1

We believe that the analysis of EBITDA is a useful adjunct to operating income, net income, cash flow and other GAAP based measures. However, EBITDA should not be construed as an alternative to net income (loss) or cash flows generated by (or used in) operating, investing and financing activities determined in accordance with GAAP or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures reported by other companies. We disclose EBITDA primarily because it is a performance measure used by our business units.